UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 16, 2009

SCIENTIFIC LEARNING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-24547 (Commission File No.)	94-3234458 (IRS Employer Identification No.)

300 Frank Ogawa Plaza, Suite 600
Oakland, CA  94612
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (510) 444-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (e)

On December 16, 2009, the Compensation Committee of Scientific Learning Corporation (the “Company”) approved a Retirement Agreement and an Independent Contractor Agreement (the “Agreements”) with Robert C. Bowen, the Company’s Executive Chairman.  Under those Agreements, Mr. Bowen will retire as an employee of the Company as of December 31, 2009 and will become an independent contractor on January 1, 2010.  Mr. Bowen is expected to remain a director and Chairman of the Board.

Under the Retirement Agreement, Mr. Bowen’s January 2009 employment agreement will terminate at the end of 2009.  The Retirement Agreement reiterates the Company’s obligation from the January 2009 agreement to reimburse Mr. Bowen for reasonable medical insurance costs for him and his spouse for the five years ending December 31, 2014.  Reasonable medical insurance costs are defined as, in summary, the cost for a supplemental plan that (together with Medicare and/or any other governmental plan) approximates the coverage scope and out of pocket expenditures of SLC’s current medical coverage.

Under the Independent Contractor Agreement, Mr. Bowen is expected to provide services to assist the Company’s sales organization with key relationships and business development in the K-12 school market, and may perform other tasks if assigned by the CEO.  There is no fixed amount of services to be provided. When and as requested by the Company and accepted by Mr. Bowen, Mr. Bowen will be compensated for services he provides at a rate of $1500 per day plus reimbursement for travel expenses.  The Contractor Agreement is for one year, ending December 31, 2010, but may be terminated by either party on 90 days notice.  If neither party has terminated the agreement prior to the end of 2010, the contract renews for another year, subject to the same termination provision.  Providing services under this Agreement is considered “Continued Service” as defined under the Company’s employee stock plans for purposes of Mr. Bowen’s previously granted employee stock options.

As a non-employee director, starting January 1, 2010, Mr. Bowen will receive compensation under the Company’s compensation program for non-employee directors.  Effective January 1, 2010, each member of the Board who is not an employee of the Company is entitled to the following compensation:

•	On January 1 of each year, an award of annual retainers to non-employee directors as follows:
▪	$25,000 to each non-employee director
▪	$7,500 to the lead independent director
▪	$10,000 to the non-employee Chair of the Board
▪	$10,000 to the Chair of the Audit Committee
▪	$2,000 to the Chair of each other committee of the Board

•
For each regular or special meeting of any Committee of the Board of Directors attended by a member of the non-employee director member of the Committee, in person or by telephone: a Committee meeting fee of $1000.

•
Retainers are paid, at the individual director’s election, either in cash or in Company stock. The stock retainer is a stock bonus under the Company’s 1999 Equity Incentive Plan for such number of shares as is equal to the cash retainer in fair market value (determined in accordance with that Plan) as of the date of the award.  The director must notify the Company no later than January 31 whether the retainer awarded as of the previous January 1 shall be paid in cash or in shares.  If no such election is received by January 31, the retainer will be paid in cash.

•	Meeting fees are paid in cash.

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On January 1 of each year, each non-employee director will be issued an equity award consisting of:
o
Non-qualified stock options for 3,750 shares under the Company’s 1999 Equity Incentive Plan, vesting over a three year period, with the vesting period commencing upon grant, in equal monthly installments, provided that no options shall vest after the director’s service as a non-employee member of the Board ends.

o
Restricted stock unit awards for 1,875 shares, vesting over a three year period, with the vesting period commencing upon the Company’s next regular restricted stock unit vesting date, and the award vesting in six equal installments, at approximately six-month intervals, on the Company’s regular restricted stock unit vesting dates, provided that no awards shall vest after the director’s service as a non-employee member of the Board ends.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Scientific Learning Corporation

Date: December 18, 2009	By:	/s/ Linda L. Carloni
	Title:	Senior Vice President and General Counsel